Exhibit 21.1

Subsidiaries of the Registrant

WestPoint International Subsidiaries: WP One, Inc. WP Two, Inc.	Jurisdiction: Delaware Delaware
WP One, Inc. and WP Two, Inc. Subsidiaries: WestPoint Home, Inc.	Delaware

WestPoint Home, Inc. Subsidiaries:

WestPoint Home Netherlands Holding, LLC
WestPoint Home (Netherlands) Coopertief
WestPoint Home (Netherlands) B.V.
WestPoint Home (Bahrain) W.L.L.
WestPoint Home Asia, Ltd.
WestPoint Home (Shanghai) Inc.
WestPoint Home (Pakistan) Inc.
WP IP, LLC
WP Trademarks, LLC
WP Property Holdings I, LLC
WP Property Holdings II, LLC
Delaware Netherlands Netherlands Bahrain British Virgin Islands British Virgin Islands Delaware Nevada Delaware Delaware Delaware

WP Property Holdings I, LLC Subsidiaries

WP Properties Greenville, LLC
WP Properties Lanier/Carter, LLC
WP Properties Lumberton, LLC
WP Properties Wagram, LLC
WP Properties Clemson, LLC
WP Properties Wagram Facility, LLC

Delaware Delaware Delaware Delaware Delaware Delaware